Exhibit 99.1

                            News

For Immediate Release

CNO Financial Group Names Michellen Wildin
Senior Vice President and Chief Accounting Officer

CARMEL, Ind., October 16, 2023 /PRNewswire/ -- CNO Financial Group, Inc. (NYSE: CNO) has named Michellen Wildin senior vice president of accounting effective October 23, 2023, and chief accounting officer (CAO) effective January 1, 2024. She will report to Chief Financial Officer Paul McDonough.

“Micki is a seasoned finance executive with 30 years of experience in financial services, and we are very pleased to welcome her to CNO,” said McDonough. “She brings a well-rounded background and significant expertise to CNO, having worked in various finance and accounting senior leadership roles within the life insurance, annuity and investment management industries. Micki’s leadership will contribute greatly to CNO as we continue to advance our strategic growth initiatives.”

Wildin most recently served as senior vice president, financial planning and analysis at F&G Annuities & Life, Inc., where she was a member of the company’s Executive Committee. Previously, she held executive leadership positions at New York Life, including serving as vice president, corporate budget and expense analytics and chief financial officer of NYL Direct. She has also held senior-level accounting, finance, strategy and operations roles at Aviva and ING. Wildin began her career at EY and is a Certified Public Accountant. She earned a bachelor’s degree in accounting from the University of Northern Iowa.

Wildin will succeed John Kline as CAO, who is retiring from CNO on December 31, 2023, after a distinguished 30-year career with the company. Kline will remain CAO through the end of the year to ensure a seamless transition.

“John has served as chief accounting officer since 2002 and his leadership has greatly contributed to CNO’s strong financial position today,” said McDonough. “John has been instrumental in various transformational initiatives during his tenure, including the recent adoption of the new LDTI accounting standard. His more than three decades of dedicated service will have a lasting positive impact on our organization. We wish John the best in his retirement and in all his future endeavors.”

About CNO Financial Group CNO Financial Group, Inc. (NYSE: CNO) secures the future of middle-income America. CNO provides life and health insurance, annuities, financial services, and workforce benefits solutions through our family of brands, including Bankers Life, Colonial Penn, Optavise and Washington National. Our customers work hard to save for the future, and we help protect their health, income and retirement needs with 3.2 million policies and $34 billion in total assets. Our 3,400 associates, 4,600 exclusive agents, and more than 4,000 independent partner agents guide individuals, families, and businesses through a lifetime of financial decisions. For more information, visit CNOinc.com.

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For further information:
(News Media) Valerie Dolenga Valerie.Dolenga@CNOinc.com
(Investors) Adam Auvil Adam.Auvil@CNOinc.com